EXHIBIT 99

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                             FT. LAUDERDALE DIVISION

In re                                                  CASE NO. 97-20203-BKC-RBR
                                                       CHAPTER 11
ATLAS ENVIRONMENTAL, INC.                              (Jointly Administered)

SOUTH FLORIDA THERMAL SERVICES, INC.                   CASE NO. 97-20204-BKC-RBR
FLORIDA SPECIALIZED CARRIERS, INC.                     CASE NO. 97-20205-BKC-RBR
KLEENSOIL INT'L., INC.                                 CASE NO. 97-20206-BKC-RBR
TRANSOIL, INC.                                         CASE NO. 97-20207-BKC-RBR
WASTE MAGIC RECYCLERS, INC.                            CASE NO. 97-20208-BKC-RBR
WASTE MAGIC RECYCLERS PALM BEACH, INC.                 CASE NO. 97-20209-BKC-RBR
WASTE MAGIC RECYCLERS CENTRAL, INC.                    CASE NO. 97-20210-BKC-RBR
HOMESTEAD LANDFILL & RECYCLING MANAGEMENT CO.          CASE NO. 97-20211-BKC-RBR
NAPLES RECYCLING RESOURCES, INC.                       CASE NO. 97-20212-BKC-RBR
SOUTH FLORIDA RECOVERY, INC.                           CASE NO. 97-20213-BKC-RBR
ROYAL CROWN CARTING, INC.                              CASE NO. 97-20214-BKC-RBR

         Debtors.

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           TRUSTEE'S MOTION SEEKING ENTRY OF AN ORDER: (I) SCHEDULING
            HEARINGS TO APPROVE (A) THE SALE OF SUBSTANTIALLY ALL OF
            THE DEBTORS' ASSETS, FREE AND CLEAR OF ALL LIENS, CLAIMS
              AND ENCUMBRANCES OTHER THAN TAX LIENS, PURSUANT TO 11
         U.S.C. /SECTIONS/ 105 AND 363 AND THE ASSUMPTION AND ASSIGNMENT
                OF CERTAIN EXECUTORY CONTRACTS, UNEXPIRED LEASES
              AND PERMITS PURSUANT TO 11 U.S.C. /SECTION/ 365, AND
               APPROVING AGREEMENT WITH BNY FINANCIAL CORPORATION
                AND (B) ON AN EMERGENCY BASIS, BIDDING PROCEDURES
                   AND A BREAK UP FEE, (II) APPROVING BIDDING
                 PROCEDURES AND BREAK UP FEE AND (III) APPROVING
              THE SALE OF SUBSTANTIALLY ALL OF THE DEBTORS' ASSETS
             AND APPROVING AGREEMENT WITH BNY FINANCIAL CORPORATION

         Soneet R. Kapila, Chapter 11 Trustee (the "Trustee") of Atlas Environmental, Inc., South Florida Thermal Services, Inc., Florida Specialized Carriers, Inc., Kleensoil International, Inc., Transoil, Inc., Waste Magic Recyclers, Inc., Waste Magic Recyclers Palm Beach, Inc., Waste Magic Recyclers Central, Inc., Homestead Landfill & Recycling Mgmt. Co., Naples Recycling Resources, Inc., South Florida Recovery, Inc. and Royal


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Crown Carting, Inc. (collectively, the "Debtors") through undersigned counsel, hereby files this Trustee's Motion Seeking Entry of an Order (I) Scheduling Hearing to Approve (A) the Sale of Substantially All of the Debtors' Assets, Free and Clear of All Liens, Claims and Encumbrances Other than Tax Liens, Pursuant to 11 U.S.C. /sections/ 105 and 363, and the Assumption and Assignment of Certain Executory Contracts, Unexpired Leases and Permits Pursuant to 11 U.S.C. /section/ 365, and Approving Agreement with BNY Financial Corporation and
(B) On an Emergency Basis, Bidding Procedures and a Break Up Fee, (II) Approving Bidding Procedures and Break Up Fee and (III) Approving the Sale of Substantially All of the Debtors' Assets and Approving Agreement With BNY Financial Corporation (the "Motion") and moves the Court to enter Orders:

                  (i) scheduling a hearing on an expedited basis to consider approval of the bidding procedures and break-up fee agreed upon by the Trustee and Purchaser, and scheduling a subsequent hearing to consider approval of the sale of substantially all of the Debtors' assets to J.R. Capital, Inc. or its designee(s) (the "Purchaser"), free and clear of liens, claims and encumbrances other than Tax Liens (defined below); the assumption and assignment of certain executory contracts, unexpired leases and permits of the estates, and approving the agreement with BNY Financial Corporation ("BNYFC");

                  (ii) approving the bidding procedures and break up fee agreed upon by the Trustee and the Purchaser; and

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                  (iii) approving the sale of substantially all of the Debtors'
         assets, the assumption and assignment of certain executory contracts, unexpired leases and permits, and the agreement with BNYFC, pursuant to INTER ALIA, 11 U.S.C. /sections/ 105, 363, 365 and Bankruptcy Rules 2002, 4001, 6004, 6006 and 9019, and Local Rules 2002-1, 6004-1,
         6006-1, 9013-1 and 9019-1, and requests an evidentiary hearing thereon, and in support thereof, alleges as follows:

                                 I. JURISDICTION

         1. This Court has jurisdiction over this matter pursuant to 28 U.S.C. /section/ 1334. This matter is a "core" proceeding pursuant to 28 U.S.C. /sections/ 157(b)(2)(D), (M) and (N). This matter is brought pursuant to 11 U.S.C. /sections/ 105, 363 and 365, Bankruptcy Rules 2002, 4001, 6004, 6006 and
9019, and Local Rules 2002-1, 6004-1, 6006-1, 9013-1 and 9019-1.

                                    II. VENUE

         2. Venue is proper before this Court pursuant 28 U.S.C. /sections/ 1408 and 1409.

                           III. PRELIMINARY STATEMENT

         3. Through this Motion, the Trustee seeks approval of a sale transaction, and related relief, which will authorize him to sell the Debtors' assets as a going concern. Consummation of the proposed transaction will: (i) allow the Trustee to transfer the

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assets free and clear of all liens, claims and encumbrances other than Tax
Liens, to the Purchaser who will, after closing, be responsible for managing the assets and addressing issues relating to compliance with all environmental regulations and decrees which the estate may otherwise be burdened with; and
(ii) result in the establishment of a fund, as well as carve-outs, which will thereafter be utilized by the Trustee for the benefit of the estates to make partial distributions on account of administrative, priority and unsecured claims and/or create a fund to pursue various causes of action that will remain with the estates in order to supplement the funds that will initially be available to distribute to creditors upon the consummation of the sale.

         4. Given the tortured history of these cases during the more than two year period in which they have been pending and the limited realistic alternative options available to the Trustee, the Trustee strongly believes, in his sound business judgment, that approval of the transactions sought in this Motion are in the best interests of the estates. If the transactions set forth in the Motion are not approved and consummated, the Trustee believes these cases will be converted to Chapter 7 and only certain of the assets will be disposed of either through a /section/ 363 sale in the Chapter 7, or via abandonment or stay relief being granted to BNYFC, which would likely result in the burdensome "assets" remaining in the estate for administration by a Chapter 7 trustee. Under each of these scenarios, the benefits derived from the estates under the transactions delineated in the Motion will be lost. For all of the foregoing reasons, the

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Trustee seeks approval of the Purchase Agreement and the agreement with BNYFC as being in the best interest of the estates.

                   III. BACKGROUND OF THE CHAPTER 11 CASES AND
                      EVENTS LEADING TO THE NEGOTIATION AND
                       EXECUTION OF THE PURCHASE AGREEMENT

         5. The Debtors' cases have been pending since January 14, 1997 (the "Petition Date"). The events which have occurred since the Petition Date which ultimately led to the appointment of the Trustee on October 19, 1998 are, generally, well-known to this Court.(1) However, a brief recitation of certain of the events which have led the Trustee to submit this Motion is relevant so that the Court may consider the requested relief in the current context in which it is sought.

         6. The Debtors are in the waste management business and operate recycling, remediation, landfill and related operations. As such, the Debtors' businesses involve a high level of regulatory compliance and permitting as to environmental issues.

         7. Upon the filing of the voluntary petitions by the Debtors, the Debtors and BNYFC initially engaged in contested cash collateral proceedings. Ultimately, stipulations regarding the use of cash collateral were entered into between the parties and approved by this Court. Thereafter, like many Chapter 11 cases, the Debtors,

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         (1) In order to not burden this Motion with a complete recitation of all of the proceedings which have occurred since the Petition Date, the Trustee respectfully requests that the Court take judicial notice of all of the pleadings and documents heretofore filed in the cases which constitute the case record in these matters.

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BNYFC and the Creditors' Committee addressed matters relating to information gathering, restructuring the Debtors' operations, negotiating the repayment of BNYFC's indebtedness, as well as distributions to unsecured creditors through a plan of reorganization.(2) Although these efforts were often adversarial and did not result in an agreement between the parties regarding the terms of a proposed plan of reorganization, the Debtors filed a proposed Plan and supporting Disclosure Statement on February 11, 1998. This Plan contained alternative treatment for the BNYFC Indebtedness depending upon whether BNYFC accepted or rejected the Plan.

         8. Sometime in March, 1998, and before the initial Disclosure Statement was considered, ownership of $10,000,000 in subordinated secured debt, the preferred stock interest of T. Alec Rigby, and more than 51% of the Debtors' common stock was transferred by their owners to entities affiliated with WasteMasters, Inc. ("WasteMasters").

         9. WasteMasters is an entity in financial distress that purports to be engaged in the waste management industry and is, in certain respects, a competitor of the Debtors. WasteMasters, and its affiliated entities, paid no real consideration for the acquisition of the subordinated secured indebtedness, preferred stock and common stock

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         (2) BNYFC filed a proof of claim for $17,522,168.65 allegedly due as of the Petition Date, plus interest, expenses and other charges permitted by the applicable loan documentation accruing on and after the Petition Date (the
"BNYFC Indebtedness").

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as these interests were acquired in exchange for restricted common shares of
WasteMasters.  As of April 7, 1999, these shares "trade" at $0.250 per share.(3)

         10. Apparently, the proceedings went from difficult to disastrous once WasteMasters seized control of the Debtors' operations. Appearing more intent upon depleting the Debtors' assets than reorganizing them, WasteMasters embarked upon a "scorched earth" policy regarding the Debtors' affairs and in self dealing. WasteMasters caused the Debtors to modify their Plan of Reorganization to provide for only a long term "cram down" of the BNYFC Indebtedness pursuant to which it sought to use BNYFC's cash collateral to fund administrative expenses, provide no significant paydown of the secured debt during the proposed seven year restructure and ultimately "repay" the indebtedness through a purported refinancing on the maturity date seven years hence. WasteMasters' only purported contribution toward the repayment of the Debtors' obligations was a $1 million fund which would have been utilized to pay administrative claims. BNYFC vigorously opposed the Plan.

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         (3) Mr. R. Dale Sterritt and Mr. Edward Roush who were the officers of
WasteMasters who controlled the Debtors after their acquisition of the interests in the Debtors, are currently named defendants in several litigations pending in the United States District Courts for the Northern District of Texas and the Eastern District of New York. In each of these proceedings, various plaintiffs have alleged that Messrs. Sterritt and Roush have engaged in a massive scheme to defraud investors and violate securities laws. Pursuant to a decision by the United States District Court for the Northern District of Texas dated January 28, 1999, a preliminary injunction was issued overturning an election of directors of Continental Investment Corporation (a significant shareholder in WasteMasters) which was improperly orchestrated by Mr. Sterritt and finding that the Plaintiffs had shown a substantial likelihood of success on their claims that the defendants had violated federal securities laws.

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         11. The estates were mired in extensive litigation over many matters during the period in which WasteMasters controlled the Debtors. During this period, WasteMasters caused the Debtors to engage in numerous transactions for the benefit of WasteMasters or its affiliates and to the detriment of the estates, effectively eroding the asset base. These transactions included transactions with C.A.T. Recycling, a subsidiary of WasteMasters. As a result of such transactions, C.A.T. owes various Debtors approximately $360,000 in unpaid accounts receivable. WasteMasters also caused the Debtors to engage in other transactions where the interests of the Debtors' estates conflicted with the interests of WasteMasters and its affiliates.(4) As a result of WasteMasters' conflict of interest, improper conduct, and inability to fund the confirmation deposit that was required under the Debtors' Plan, the Court ordered the appointment of the Trustee.

         12. Upon his appointment, the Trustee took control of the Debtors' business operations. Being mindful of the long duration of the DIP proceedings, shortly after retaining a Director of Operations and stabilizing operations, the Trustee attempted to mediate a consensus between WasteMasters, Atlas and BNYFC to ascertain whether a consensual plan of reorganization could be confirmed. When it became evincingly clear that a consensus could not be reached between these adverse parties, the Trustee

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         (4) Reference is made to the Motion filed by BNYFC for the appointment of the Trustee which resulted in the Trustee being appointed by this Court and which sets forth in greater detail the actual and potential conflicts of interests and improper actions of WasteMasters.

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immediately sought and obtained a January 11, 1999 plan deadline pursuant to which competing plans of reorganization had to be filed. The deadline, however, does not pertain to the Trustee, who specifically reserved the right to file a plan of reorganization.

         13. Because no one filed a plan, the Trustee consequently focused his efforts on a sale of substantially all of the assets of the bankruptcy estates pursuant to 11 U.S.C. /section/ 363. To that end, the Trustee prepared extensive bid packages and commenced marketing efforts with his new chief of operations, Phillip Foreman. Thereafter, the Trustee and his professionals met with or spoke to approximately twelve parties who expressed varying degrees of interest in Atlas and its subsidiaries.

         14. In particular, the Trustee met with Jack Casagrande of J.R. Capital, who was interested in acquiring Atlas' assets prior to the appointment of the Trustee. J.R. Capital submitted a letter of intent to the Trustee on January 8, 1999 to purchase substantially all of the assets of the Debtors' estates. The Trustee negotiated this letter of intent over a several month period while he simultaneously analyzed the tax ramifications of the proposed sale. Thereafter, the Trustee received a revised Letter of Intent from the Purchaser which forms the basis upon which the Trustee is now prepared to proceed.

         15. The Trustee also received a letter of intent from Peerless Recycling, LLC to BNYFC containing three separate proposals, none of which, however, were acceptable to the Trustee or to BNYFC. The Trustee also received a letter of interest

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articulating an all cash offer for the remediation entities owned by Atlas. The
Trustee has not, however, received enough offers for certain lots which, if considered in the aggregate, would comprise a sale of substantially all of the assets of Atlas. Purchaser's offer includes substantially all of the Debtors' assets.

         Indeed, in his incessant attempt to market and sell these assets for the benefit of all creditors, the Trustee continued negotiations with the new principals of WasteMasters and Peerless Recycling LLC.

         16. Unfortunately, despite the Trustee's continual efforts to solicit aggressive and spirited bidding for the assets of these corporations, it does not appear that other prospective bidders are willing to match the proposal of Purchaser. BNYFC has agreed to provide financing for the Purchaser to allow the Purchaser to consummate this transaction. Achieving BNYFC's consent to a sale is crucial insofar as BNYFC is entitled to receive the sale proceeds and also enjoys additional rights under 11 U.S.C. /section/ 363(k).

         17. Purchaser's offer is conditioned upon a sale transaction pursuant to 11 U.S.C. /section/ 363. The offer is supported by BNYFC who, as further explained INFRA, has agreed to carve-outs of its cash collateral and/or sale proceeds for the payment of certain claims and has agreed to provide financing to the Purchaser subject to the Tax Liens and to provide the gains tax undertaking referred to below.

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         18. The Trustee believes that the proposed sale transaction with
Purchaser is appropriate and in the best interest of the bankruptcy estates for several reasons as summarized below:

                  i) After an exhaustive marketing effort, it appears that this proposal is the only viable option for the disposition of all of the assets and their attendant environmental problems;

                  ii) The transaction satisfies BNYFC's claim in full and leaves a Contribution Fund for the payment of various classes of creditors;

                  iii) In the event of conversion and the subsequent abandonment of these assets to BNYFC, who would undoubtedly seek stay relief to foreclose its liens, the Trustee believes there would be no distribution to other secured, administrative, priority or unsecured creditors; and

                  iv) Finally, yet regrettably, at this juncture of the case, there is not a substantial likelihood that a plan of reorganization can be confirmed within a reasonable period of time, if at all.

         19. With the substantial accumulated pre-Trustee administrative fees and costs, the Chapter 11 professional administrative fee claims currently exceed $1.6 million and none of the sale proposals received by the Trustee are of a magnitude sufficient to assure payment of 100% of the allowed administrative and priority claims

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as required by Section 1129 of the Bankruptcy Code in order to confirm a plan.5
The Trustee is concerned with the ever escalating costs incurred on a monthly basis from the continued operations of the bankruptcy estates with no definable benefit to creditors. Therefore, the Trustee, in his discretion and sound business judgment, has decided to proceed with the sale to Purchaser.

                     IV. OVERVIEW OF THE PURCHASE AGREEMENT

         20. A true and correct copy of Purchaser's Offer To Purchase dated April 15, 1999 (the "Offer") upon which the Asset Purchase Agreement is to be premised is attached hereto as Exhibit "A" and is incorporated herein by reference. (A definitive Asset Purchase Agreement (the "Purchase Agreement") will be filed with the Court and provided to all parties requesting same by the date of the hearing to consider approval of the bidding procedures and break up fee. Once filed, all references in this Motion to the Offer shall be deemed to be references to the Asset Purchase Agreement.)

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         (5) In addition to the secured claim of BNYFC which approximates
$22,402,000 as of March 31, 1999, and approximately $900,000 of secured tax claims, there exists approximately $10 million of subordinated secured debt. Thus, a purchase price in excess of $33.3 million would be required in order for ANY monies to be available to pay administrative creditors on account of their allowed claims. As no realistic prospects exist for a purchase price of this magnitude, it is clear to the Trustee that these estates are administratively insolvent.

         In addition to the fact that the Trustee cannot propose a plan that would provide for payment of administrative claims which have accrued to date (although not yet allowed), the Trustee anticipates that given the fact that there is not sufficient value to provide substantial recoveries to various classes of creditors (some of which are controlled by WasteMasters), substantial litigation would occur in connection with any plan that might be filed thereby serving only to increase the amount due administrative creditors. As a result, the Trustee submits that a sale of the assets pursuant to Section 363 is the only practical vehicle under which a transaction can be consummated in the Chapter 11 cases.

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Pursuant to the Offer, the Purchaser will acquire the Purchased Assets (as defined in the Offer) on an "as is, where is" basis with no representations or warranties of any kind, nature or description. As is more specifically set forth in the Offer, the assets to be acquired by the Purchaser include all of the
Debtors': (i) accounts receivable outstanding on the closing date (other than accounts receivable due from Wastemasters or its affiliates), (ii) automotive vehicles: (iii) real property; (iv) machinery and equipment; (v) other personal property of any kind or nature; and (vi) the executory contracts and unexpired leases that it desires to assume as reflected in the applicable schedule to the Offer, and as is more specifically set forth below in this Motion, and the assignment of the Debtors' permits, to the extent assignable.

         21. The Trustee has been advised by the Purchaser and BNYFC that BNYFC has agreed to provide financing which will permit the Purchaser to consummate the transaction. The Purchase Price for the Purchased Assets is $22,402,000 as of March 31, 1999, and is subject to an adjustment either upward or downward, depending upon the amount of BNYFC's allowed claim in this proceeding as of the closing date ("Closing Date").(6)

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         6 Although the Purchase Price is specifically structured to match the
BNYFC Indebtedness, the Trustee and BNYFC have entered into an agreement which is an integral part of the sale transaction, and the approval of which is a condition to the sale transaction. Pursuant to the agreement, BNYFC agrees to contribute funds for the benefit of the estates which it would otherwise be entitled to retain, provide acquisition financing to the Purchaser subject to the Tax Liens aggregating approximately $900,000, and provide the gains tax assurance, as is more specifically set forth herein.

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         22. Initially, the Purchaser proposed that it acquire the Purchased
Assets, free and clear of all liens, claims and encumbrances.(7) In order to make additional proceeds available to the estates, the Purchaser has agreed to acquire the Purchased Assets subject to the claims and liens of various Florida county taxing authorities for unpaid real and personal property taxes which constitute perfected liens on the Purchased Assets. More specifically, the Purchaser has agreed to assume the existing tax obligations of the Debtors which give rise to secured claims of the following counties: Broward, Collier, Miami-Dade, Glades, Manatee, Pasco and Palm Beach (collectively, the "Tax Liens"). Based upon information obtained by the Trustee upon inquiry with each county taxing authority, the Tax Liens aggregate approximately $880,000 as of March 31, 1999. The Tax Liens increase at the rate of 1.5% per month. In addition to the Purchaser agreeing to acquire the Purchased Assets subject to the Tax Liens, BNYFC has agreed, in connection with its financing of the Purchaser, to allow its liens to be subordinate to the Tax Liens subsequent to the closing of the sale transaction.

         23. In conjunction with the Purchaser's agreement to acquire the Purchased Assets subject to the Tax Liens, and BNYFC's willingness to proceed with the financing of the Purchaser subject to such liens, each of the above referenced county taxing authorities was contacted by counsel for BNYFC regarding the restructure of their

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         (7) The Offer provides that Purchaser may acquire the assets subject to the liens of BNYFC if BNYFC so consents, in which event the assumption of the BNYFC indebtedness and the continuation of the liens shall be construed as a cash equivalent for the purchase price.

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respective indebtedness in connection with the proposed sale transaction pursuant to which the allowed secured tax claims of each county would be restructured over a six year period from the date of the closing of the sale transaction. Commencing on and after the Closing Date, the restructured tax indebtedness would accrue interest at a rate of 8% per annum, payable on a quarterly basis with the first payment being made three months after the consummation of the sale. The restructured indebtedness would remain secured by a first lien on the property which currently secures the Tax Liens of each respective county. As of the date of the filing of this Motion, five of the seven counties have agreed in writing to accept the restructure of the indebtedness and the inclusion of the terms of the restructure in the Order of the Bankruptcy Court approving the sale. Based upon information provided to the Trustee, the Trustee anticipates receiving the acceptance of the two remaining taxing authorities prior to the hearing on the sale. It is further contemplated that, absent a default by the Purchaser on its payments of the restructured tax debt, the respective tax collectors for each county will be prohibited from taking any administrative or legal action to issue tax certificates or tax deeds, with respect to the Purchased Assets, or conduct a public sale of any Purchased Assets that are subject to tax certificates.

         24. Also as a condition precedent to the Trustee's obligation to close, the Trustee requires: (i) the Purchaser to pay to, or for the benefit of, the Trustee, when and if due, any income, capital gains or alternative minimum taxes incurred by the bankruptcy estates as a result of the sale to Purchaser in an amount not to exceed

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$400,000, after taking into account any and all refunds, offsets, expenses and deductions which may reduce the estates' tax liability; and (ii) BNYFC provide financial assurance to the Trustee, or any successor, with a guarantee (or such other form of financial assurance acceptable to BNYFC and the Trustee) supporting the Purchaser's gains tax undertakings (the "Gains Tax Undertaking"). The Purchaser and BNYFC have agreed to this request.

         25. In consideration of the recent modifications to the proposal provided by the Purchaser with respect to its willingness to acquire the Purchased Assets subject to the Tax Liens and to provide the Gains Tax Undertaking, and BNYFC's increased exposure with respect thereto, the Purchaser shall be entitled to receive payment of 50% of the gross proceeds realized in connection with the various causes of action remaining with the Debtors' estate until the Purchaser has received $500,000.(8)

         26. In addition to the acquisition of the assets, the payment of the Purchase Price, and the other consideration referred to above, the Purchaser has agreed to assume the ordinary course of business accounts payable of the Debtors, other than any payables which may be due to Wastemasters or its affiliates, incurred after the Petition Date up to the maximum amount of $800,000, which the Trustee believes is a sufficient

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         (8) The Purchaser has instructed the Trustee to remit any such funds to
BNYFC to be applied by BNYFC against the indebtedness due from the Purchaser in connection with providing the financing for the transaction.

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amount to allow for the payment of the normal operating expenses which have been incurred by the Debtors. In addition, Purchaser shall maintain the Debtors' books and records but shall make such books and records available to the Trustee and his professionals upon reasonable notice.

         27. The structure of the Purchase Price and the agreement with BNYFC affords BNYFC, the Debtors' primary secured creditor, the opportunity to restructure and obtain the prospect of ultimately receiving repayment of the indebtedness through the loan facilities that it will provide to the Purchaser. The estates will receive a greater benefit than would otherwise be obtained in the absence of the proposed transactions or even in the context of a higher offer since any proceeds in excess of BNYFC's Claim would inure to the benefit of the holders of the subordinated secured debt and not administrative, priority or unsecured creditors.

         28. Moreover, the Trustee notes that the Purchaser has agreed to acquire ALL of the Debtors' assets, notwithstanding the fact that certain assets are the subject of consent decrees with various environmental regulatory agencies which the Purchaser has agreed to comply with, as well as certain properties which may have significant closure costs associated with them. The Trustee believes that the Purchaser's willingness to acquire all of the assets, rather than "cherry pick" only the most valuable ones, provides a substantial benefit to the estates as the estates might otherwise be left with the burden, expense and responsibility of administering these "assets" as there is no certainty that BNYFC would foreclose on these assets in the absence of this

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transaction. Pursuant to the United States Supreme Court's decision in MIDLANTIC
NATIONAL BANK V. NEW JERSEY DEPARTMENT OF ENVIRONMENTAL PROTECTION, 474 U.S. 494
(1986) and its progeny, under such circumstances, the Trustee may be precluded from abandoning these assets due to public welfare concerns.

         29. Pursuant to the Offer, it is contemplated that the Purchase Agreement contain various conditions to the Purchaser's obligation to close. These conditions will include:

                  i) The form of the Order authorizing the sale shall be acceptable to the Purchaser and its lender, BNYFC, and shall provide for the proceeds of the sale to be paid to BNYFC at the closing and for such Order approving the sale and the settlement with BNYFC becoming final, non-appealable and not subject to any stay pending appeal;

                  ii) The assumption by the Trustee and assignment to the Purchaser of all of the assumed executory contracts and unexpired leases scheduled in the Purchase Agreement and listed on Exhibit "B" to this Motion and any permits and licenses identified by the Purchaser, to the extent permitted by applicable law;

                  iii) The execution of releases by the Trustee on behalf of the bankruptcy estates of any and all claims they may have against BNYFC and the assignment to the Purchaser of any and all claims that the estate may have against USA Waste, Inc.; and

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                  iv) A closing by no later than May 28, 1999, unless such date is extended by Purchaser in its sole discretion.

         30. The Trustee believes that the Purchaser is acting in good faith and, at the requirement of the Purchaser, the Trustee seeks a finding by this Court that the Purchaser is a "good faith" purchaser entitled to the protection of Section 363(m) of the Bankruptcy Code.

         31. The above represents only a summary of the Offer and each party is referred to the Offer and the Purchase Agreement itself for a more detailed description of the provisions of the transaction. In the event of any inconsistencies between the Offer and the Purchase Agreement and the summary contained in this Motion, the provisions of the Purchase Agreement shall govern.

                    V. ASSUMPTION AND ASSIGNMENT OF EXECUTORY
                     CONTRACTS, UNEXPIRED LEASES AND PERMITS

         32. As stated above, the Offer requires that certain specified executory contracts and unexpired leases be assumed and assigned to the Purchaser. Accordingly, the relief sought by the Trustee in this Motion includes authorization for the Trustee to assume and assign to the Purchaser the executory contracts and unexpired leases which are more specifically set forth on Exhibit "B" hereto. Exhibit "B" also quantifies the cure amounts, if any, which may be due from the estates to the non-debtor party to such executory contract or unexpired lease which the Trustee shall be required to cure in connection with the assumption and assignment of each agreement. The

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amounts reflected on Exhibit "B" represent the amounts reflected on the Debtors and the Trustee's books and records. In the absence of an objection by the non-debtor party to such executory contract or unexpired lease, the Trustee requests that the amounts reflected on Exhibit "B" shall be deemed to be the amount of the Trustee's cure and obligation to such party. Exhibit "B" also contains a list of permits which the Trustee seeks authorization to assign to the Purchaser.

                             VI. THE BNYFC AGREEMENT

         33. An integral component of the proposed sale transaction, and a condition precedent to the sale transaction from the perspective of the Trustee, the Purchaser and BNYFC, is the approval of an agreement between the Trustee and BNYFC with respect to BNYFC's contribution of a fund from its collateral proceeds to be made available to the Trustee and/or creditor constituencies for the benefit of the estates. Accordingly, the Trustee and BNYFC have entered into a letter agreement, a copy of which is annexed hereto as Exhibit "C" (the "BNYFC Agreement") which provides for the following:

                  i) BNYFC agrees to contribute up to $2 million (the "Contribution Fund") to the estate for the purpose of permitting the Trustee to: (a) cure defaults under executory contracts and unexpired leases to be assumed and assigned to the Purchaser as a condition of the Offer; (b) pay the Trustee and his professionals as a carve-out of its cash collateral; (c) and utilize the balance

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         in such manner as the Trustee may determine, subject to Bankruptcy
         Court approval, including, without limitation, the prosecution of causes of action which will remain with the bankruptcy estates and/or to effectuate distributions to administrative, priority unsecured and/or general unsecured creditors in such manner as the Trustee may negotiate with these constituencies.(9)

                  ii) The Contribution Fund is to consist of: (a) a contribution by BNYFC of the cash collateral held by the Trustee on the Closing Date which the Trustee estimates will be approximately $1,300,000 and (b) a contribution by BNYFC from the proceeds otherwise realizable by it from the Purchaser in an amount equal to the difference between the Contribution Fund and the cash collateral released by BNYFC at closing, but in no event shall such contribution exceed $700,000;(10)

                  iii) BNYFC agrees to provide financing to the Purchaser on a subordinate lien basis with the liens to be granted by the Purchaser to BNYFC for the acquisition financing to be subordinate and subject to the Tax Liens which the Trustee anticipates will aggregate approximately $900,000;

--------
         (9) The Trustee notes that, as funds otherwise available to be retained by BNYFC, BNYFC (or perhaps the Trustee as a disbursing Agent), has the right to distribute its own funds to such parties as it may select without the need to comply with the priority scheme of the Bankruptcy Code. SEE IN RE: SPM MANUFACTURING CORPORATION, 984 F.2d 1305 (1st Cir. 1993).

         (10) To the extent the cash collateral held by the Trustee is depleted by virtue of payments to the Chapter 11 Trustee or his professionals, or is otherwise less than $1,300,000 on the Closing Date, the amount of the Contribution Fund shall be reduced on a dollar for dollar basis.

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                  iv) BNYFC agrees to provide the Gains Tax Undertaking more specifically referred to in paragraph 24 above.

                  v) Notwithstanding the fact that the payment of the Contribution Fund will create a shortfall for BNYFC and that repayment of the BNYFC Indebtedness will ultimately depend upon the success of the Purchaser in connection with the post closing operations, BNYFC agrees to release any claim that it would have in connection with its shortfall to receive a distribution arising from assets which may be available in the future as the result of the prosecution of various claims of the Debtors' estates against third parties (a description of these claims is set forth in paragraphs 43(a) through 43(d) below), other than any interest that BNYFC may have in the Purchaser's entitlement to receive a portion of any recoveries on account of claims against third parties granted to Purchaser pursuant to the terms of the Purchase Agreement. The claims released by BNYFC would include a release of any and all claims for adequate protection, for replacement liens or for administrative claim status which BNYFC might otherwise be entitled to under the cash collateral Orders entered during the pendency of these cases; and

                  vi) The allowance of BNYFC's secured claim, for purposes of this sale transaction, in the amount of $22,402,000, as of March 31, 1999, plus interest, fees and expenses incurred prior to the Closing Date and the payment of such

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         sum, minus that portion of the Contribution Fund comprised of sale proceeds, to BNYFC on the Closing Date from the sale proceeds.(11)

         34. The BNYFC Agreement is conditioned upon: (i) a closing of the approved purchase transaction occurring no later than May 28, 1999, unless otherwise extended by Purchaser and BNYFC; (ii) entry of an Order approving the transactions set forth in this Motion, including the BNYFC Agreement, which shall be final and non-appealable by the Closing Date; and (iii) a release from the estates in favor of BNYFC of any and all claims of the estates against BNYFC. As BNYFC is providing the Contribution Fund to provide a source of payment on account of professional administrative fees that may ultimately be allowed in the cases which might not otherwise exist given the fact that the case is administratively insolvent, BNYFC has also conditioned the BNYFC Agreement upon obtaining releases from all professionals who may assert administrative claims for services rendered during the bankruptcy case of any right to receive payment from BNYFC, or its collateral, pursuant to Section 506(c) of the Bankruptcy Code or otherwise. If the Trustee cannot obtain agreement

--------
         (11) The Trustee and BNYFC have agreed to allow BNYFC's secured claim in the amount set forth above since the inclusion or exclusion of certain components of the claim (i.e., various charges and expense reimbursements permitted under the applicable loan documentation) have no effect on the estates since the purchase price formula contained in the Purchase Agreement would result in a reduction in the purchase price to the extent BNYFC's claim would be allowed in a lower amount and creates a higher purchase price to the extent the BNYFC claim is allowed in a higher amount. The BNYFC Agreement provides for a reservation of the Trustee's rights to review and challenge the inclusion of various charges and expenses in BNYFC's claim in the event a purchaser other than the Purchaser offers a cash purchase price in excess of the amount of BNYFC's claim, exclusive of termination charges, default interest accruals and expense reimbursements.

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of the professionals to waive any Section 506(c) rights that they may seek to assert against BNYFC, the BNYFC Agreement provides that BNYFC shall have the right, but not the obligation, at its discretion, to proceed with the transaction based upon a reduction of the Contribution Fund in such amount as BNYFC shall agree to, in its sole discretion, provided that such reduced Contribution Fund is sufficient to pay the cure obligations of the estate in connection with the executory contracts and unexpired leases as well as the fees, commissions and expenses of the Chapter 11 Trustee and his professionals of not more than $900,000.

         35. As is reflected in the BNYFC Agreement, the Trustee and the professionals retained by him have agreed to receive payment of their allowed compensation and reimbursement of expenses in the form of a specific carve-out from the Contribution Fund in exchange for the waiver of any /section/ 506(c) rights that they may have.

         36. The above represents only a summary of the terms and conditions of the BNYFC Agreement and each party is encouraged to review the BNYFC Agreement in its entirety. In the event of an inconsistency between the BNYFC Agreement and this summary, the terms and provisions of the BNYFC Agreement shall control.

                     VII. BIDDING PROCEDURES AND BREAKUP FEE

         37. The Trustee and the Purchaser have negotiated certain bid procedures and breakup fee provisions which are more specifically set forth in the Purchase Agreement. Accordingly, the Trustee seeks an expedited hearing to consider approval and the entry of a Bid Procedure Order, substantially in the form annexed hereto as Exhibit "D" (the "Bid Procedure Order"), which approves the bidding procedures and break up fee set forth in paragraph 4 of the Offer. The procedures include the following:(12)

                           (a) any competitive bid must be for immediate payment in cash on the Closing Date (unless BNYFC shall agree in writing, in its sole and absolute discretion prior to submission of the bid, to allow such bidder to assume some or all of the BNYFC Indebtedness, in which case such assumed indebtedness shall be construed to be a cash equivalent) plus the assumption of the Tax Liens and the Gains Tax Undertaking from such bidder guaranteed by a financial institution, acceptable to the Trustee;,

                           (b) the Trustee may solicit bids simultaneously for both the Purchased Assets in bulk and separate bids for separate lots of the Purchased Assets provided, however, that the Purchaser will not be required to allocate separate prices for lots of the Purchased Assets and that the Trustee shall sell all of the Purchase Assets at the sale hearing;

                           (c) at the sale hearing, the Court shall select the highest and best bid for the Purchased Assets after considering the recommendations of the Trustee and BNYFC and shall approve separate bids for the separate lots of the Purchased Assets only in the event that the aggregate price of all of the separate bids for the lots exceeds the purchase price paid by the Purchaser and provided that all of the closings on the separate sales are conditioned on one another;

--------
         (12) Initial capitalized terms not otherwise defined in this Motion shall have the meaning ascribed to them in the Offer.

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                           (d) prior to the entertainment of bids, prospective
         purchasers must: (i) place with the Trustee a deposit in the amount of $200,000 in immediately available funds toward the purchase of the Purchased Assets, which deposits shall be refunded together with all interest accrued thereon to such prospective bidder if such Bidder is not the successful purchaser; and (ii) provide to the Bankruptcy Court evidence, to the satisfaction of the Trustee, BNYFC and the Court, that such prospective bidder has the financial and other ability to close on the sale of the Purchased Assets and is capable of providing adequate assurance of future performance with respect to the assumed executory contracts and unexpired leases;

                           (e) the competitive bid procedure shall be subject to an initial overbid requirement for the Purchased Assets of at least $200,000 in excess of the Purchase Price set forth in the Offer;

                           (f) if another person or entity submits a written bid for the Purchased Assets in excess of the Purchase Price plus $200,000 prior to the hearing on the sale, then such bidder and the Purchaser may increase their bids at the hearing in successive increments of $25,000;

                           (g) if the Bankruptcy Court approves the sale of the Purchased Assets to another entity or person for a price equal to or in excess of the Purchase Price plus $200,000, Purchaser shall receive a fee in the amount of $200,000 (the "Break-up Fee") such Break-up Fee shall be paid to Purchaser at the closing of the sale of any or all of the Purchased Assets to such third party purchaser or purchasers from the proceeds of sale of the Purchased Assets; and

                           (h) in the event the Purchaser or another bidder chooses to be a back-up bidder and keep its deposit "at risk" pending closing on the sale, the Court shall approve such back-up bidder as appropriate, at the last bid price such bidder submits, provided such bidder is a qualified bidder at the hearing on the sale.

         38. The Trustee believes that the approval of the bidding procedures, including the breakup fee, is appropriate and in the best interest of the estates in order to clearly establish the terms and conditions upon which competing bids will be considered. Because the Purchaser has served as the "stalking horse" with respect to

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                                                            Jointly Administered

the sale of the Debtors' assets, the Trustee believes that it is appropriate that the breakup fee, which represents less than one percent of the Purchase Price, be approved and is fair and reasonable in light of all the circumstances attendant to this case. SEE, IN RE INTEGRATED RESOURCES, INC., 135 B.R. 746 (Bankr. S.D.N.Y.) AFFD., 147, B.R. 650 (S.D.N.Y. 1992) APP. DISMISSED, 3 F.3d 49
(2nd Cir. 1993).

               VIII. APPROVAL OF THE PURCHASE AGREEMENT AND BNYFC
                AGREEMENT IS IN THE BEST INTEREST OF THE ESTATES
                 AND IS PREDICATED UPON A SOUND BUSINESS PURPOSE

         39. The Trustee's proposed transfer of substantially all of the assets pursuant to the Purchase Agreement and this Motion prior to the filing of a Plan of Reorganization is permitted by the Bankruptcy Code. SEE 11 U.S.C. /section/ 363(b); In re CHATEAUGAY CORP., 975 F.2d 141, 144 (2d Cir. 1992; IN RE:
CONTINENTAL AIRLINES, INC., 780 F.2d 1223 (5th Cir. 1986); STEPHENS INDUSTRIES, INC. V. MCCLUNG, 789 F.2d 386 (6th Cir. 1986); IN RE LIONEL CORPORATION, 722 F.2d 1063 (2nd Cir. 1983). For all of the reasons set forth above, the Trustee asserts that approval and consummation of the referenced transactions is supported by a sound business purpose. IN RE TITUSVILLE COUNTRY CLUB, 128 B.R. 396, 399 (Bankr. D. Pa. 1991). With respect to satisfying the elements of the "sound business purpose" test, the Trustee asserts that the sale of substantially all of the Debtors' operating assets pursuant to the Purchase Agreement will preserve their going concern value. IN RE NARON & WAGONER, CHARTERED, 88 B.R. 85 (Bankr. D. Md. 1988). Moreover, the Trustee and the Purchaser are acting in good faith. Creditors

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                                                            Jointly Administered

and other parties in interest will receive accurate and reasonable notice of the terms of the proposed sale and the BNYFC Agreement for which the Trustee seeks approval in this Motion. The consideration for the transactions is adequate and reasonable under the circumstances.

         40. The Trustee asserts that exigent circumstances exist which mandate that the Court authorize the proposed sale in the absence of a confirmed plan of reorganization. SEE IN RE: CHATEAUGUY, 973 F.2d 141)(delay in sale would risk a lower price in the future); IN RE WEATHERLY FROZEN FOOD GROUPS, INC., 149 B.R. 480 (Bankr. N.D. Ohio 1992) (sale approval because debtor did not have funds to repair or maintain new factoring equipment to meet inspection); IN RE WHITE MOTOR CREDIT CORP., 14 B.R. 584 (Bankr. N.D. Ohio 1981); IN RE ST. PETERSBURG HOTEL ASSOCIATION, LTD., 37 B.R. 341 (Bankr. N.D. Fla. 1983); IN RE BOOGAART OF FLORIDA, INC., 17 B.R. 480 (Bankr. S.D. Fla. 1981). The exigent circumstances herein include the precarious situation of several environmental permits and consent decrees, some of which will lapse within the next few months.

         41. Approval of the Purchase Agreement and the BNYFC Agreement as well as consummation of the transactions contained therein will also eliminate the prospect of a large deficiency claim for BNYFC which may occur if the assets are not sold on a going concern basis. This could substantially dilute any distribution that might ultimately be available for general unsecured creditors.

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                                                       Case No. 97-20203-BKC-RBR
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         42. Consummation of the transaction will also preserve the recoveries the estates may realize in the future for the benefit of creditors from the prosecution of various causes of action without the estates being required to expend such funds to address compliance with environmental consent decrees and other regulatory obligations.

         43. Upon the consummation of the contemplated transactions, the estates will retain a substantial interest in various causes of action which may be pursued to enhance the distributions available to administrative, priority and/or unsecured creditors. Potential causes of action that will remain with the estates include:

                  (a) causes of action against the former owners of the equity securities of Waste Magic Recyclers, Inc., Waste Magic Recyclers Central, Inc., Waste Magic Recyclers Palm Beach, Inc., Homestead Landfill & Recycling Mgmt. Company and Royal Crown Carting, Inc. to Atlas Environmental, Inc. in January, 1996. The former sellers include, without limitation, Thomas Hanford, John Maxwell, Barbara Maxwell, Craig Pascale and/or Richard Pascale, Steve Weston, Roxanne Weston and Manny Ziser. Based upon the Debtors' Second Amended Disclosure Statement previously approved by this Court, these causes of action are based on several theories, including, without limitation, avoidance actions under /sections/ 544, 547, 548 and 550 of the Bankruptcy Code, as well as applicable state fraudulent conveyance laws. Basically, the Debtors have asserted that they did not receive reasonably equivalent value when they purchased the equity securities in certain of the Debtors in January, 1996 and that the equity

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                                                       Case No. 97-20203-BKC-RBR
                                                            Jointly Administered

securities were worth substantially less than the price paid by the Debtors. As is more specifically set forth in the Second Amended Disclosure Statement, the Debtors claim to have been damaged by more than $12 million pursuant to 11 U.S.C. /section/ 548(a)(2) with respect to Waste Magic's claims against Thomas Hanford, John Maxwell and Barbara Maxwell and by more than $9 million with respect to Homestead's claims against Craig Pascale and/or Richard Pascale, Steve Weston, Roxanne Weston, Manny Ziser, Steven and Heidi Fine;

                  (b) Based upon the Debtors' Second Amended Disclosure Statement and/ or Statements of Financial Affairs, the Debtors may also have claims against the following persons/insiders who received the following amounts within the one year period immediately prior to the filing of the bankruptcy petitions:

                  T. Alec Rigby                     $1,000,000.00
                  Gary Kabot                            60,000.00
                  Thomas Hanford                        72,597.00
                  John Maxwell                           3,000.00
                  Thomas Roberts                        23,310.00
                  David Thomas                         250,000.00
                  Christopher Hill                     100,000.00

The estates would have the right to pursue avoidance of such transfers, if appropriate, as well as investigate and pursue recovery of any other preference, fraudulent conveyance or other claims against any parties, except to the extent specifically precluded by the Purchase Agreement or the BNYFC Agreement;

                  (c) The estates may also have significant claims against T. Alec Rigby in connection with transactions involving and relating to Mr. Rigby's acquisition of the

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                                                       Case No. 97-20203-BKC-RBR
                                                            Jointly Administered

equity interests in Sebring Landfill, Inc. and his subsequent transfer of those equity interests to WasteMasters in return for WasteMasters' stock. In addition, there may exist a cause of action against Mr. Rigby for transfers he received post-petition from the Debtors but through Sebring Landfill Inc. Information was provided to the Court that reflects that payments were made to Mr. Rigby in his capacity as a director/shareholder of Sebring Landfill, Inc. of not less than $480,000; and

                  (d) The estates may also have substantial claims and causes of action against WasteMasters, R. Dale Sterritt, Edward Roush and entities affiliated with any of these persons in connection with their breach of fiduciary duties, wrongful conduct and transfer of assets of the estates prior to the Trustee's appointment. In this regard, Debtors' counsel presently holds the sum of $500,000 previously remitted on behalf of WasteMasters in connection with the Debtors' failed Plan of Reorganization which Debtors' counsel is required to hold pending further Order of the Bankruptcy Court. The Trustee believes that claims may exist against such entities that would allow some or all of such funds to be recovered for the benefit of the estates.

         44. While there can be no assurance that any or all of the causes of action that remain with the estates will result in recoveries, the Trustee believes that approval of the transactions set forth in this Motion will enhance the likelihood that substantial recoveries can be realized for the benefit of creditors since the transactions will: (i) provide a fund to investigate and pursue such claims; and (ii) eliminate the possibility

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that the estates' interest in any recoveries on account of such claims will be diluted by any deficiency claim of BNYFC.

                        IX. REQUEST FOR EQUITABLE RELIEF

         45. The Trustee requests this Court to utilize, to the extent necessary, its equitable powers pursuant to 11 U.S.C. /section/ 105(a) to effect the relief requested in this Motion.

                        X. NOTICE TO PARTIES IN INTEREST

         46. Due to the requirement of the Purchaser that the transaction close by no later than May 28, 1999, the Trustee requests that the Court enter a scheduling order, substantially in the form annexed hereto as Exhibit "E" (the "Scheduling Order") pursuant to which a hearing will be scheduled for April 29, 1999, at 1:30 p.m. to consider the entry of an order, substantially in the form annexed hereto as Exhibity "D" (the "Bid Procedure Order"), approving the bidding procedures and break-up fee and the scheduling of a subsequent hearing to consider the entry of an order substantially in the form annexed hereto as Exhibit "F" (the "Sale Approval Order") approving the sale of substantially all the debtor's assets and the related relief set forth above. The Scheduling Order also provides for approval by this Court of the form of the Notice to be served by the Trustee, substantially in the form annexed hereto as Exhibit "G" (the "Notice"). The Trustee proposes to serve the Notice by first class mail on all creditors, and all parties who have filed Notices of Appearance in these cases at least 14 days

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prior to the April 29, 1999 hearing to consider entry of the Bid Procedure Order and at least twenty (20) days prior to the hearing to consider approval of the Motion and Sale Approval Order. In addition, the Trustee will serve a copy of this Motion, together with exhibits, on: i) counsel for (a) BNYFC, (b) the Debtors, (c) Purchaser and (d) each Creditor's Committee appointed in these cases; ii) all professionals retained in these cases who may have administrative claims; iii) all parties to executory contracts and unexpired leases that the Trustee seeks to assume and assign to the Purchaser; iv) any governmental agencies having issued permits which may be assigned; v) all parties who may have liens on the Purchased Assets; and vi) all pertinent tax authorities; and
(vii) the Office of the United States Trustee.

         47. If any creditor or party in interest objects to this Motion, such objection must be filed with the Clerk of the Bankruptcy Court, with copies served upon counsel for the Trustee, the Purchaser and BNYFC at the addresses set forth in the Notice at least two days prior to the hearing to approve the bidding procedures and breakup fee and five days prior to the hearing to approve the balance of the relief requested in this Motion.

                              XII. RELIEF REQUESTED

         WHEREFORE, the Trustee respectfully requests this Court to:

                  i) enter the Scheduling Order;

                  ii) enter the Bid Procedure Order upon the conclusion of the expedited hearing to consider approval of the bidding procedures and break-up fee;

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                                                       Case No. 97-20203-BKC-RBR
                                                            Jointly Administered

                  iii) enter the Sale Approval Order, upon the conclusion of the hearing on the Motion to consider the sale of substantially all of the Debtor's assets and related relief, including, the assumption and assignment of executory contracts, unexpired leases and permits as well as the BNYFC Agreement pursuant to, INTER ALIA, 11 U.S.C. /sections/ 363, 365, and Bankruptcy Rules 2002, 4001, 6004, 6006 and 9019 and Local Rules 2002-1, 6004-1, 6006-1, 9013-1 and 9019(1);

                  iv) invoke its equitable powers under 11 U.S.C. /section/ 105, to the extent necessary, to provide the relief requested in this Motion; and

                  v) grant any additional relief to which the Trustee may be entitled.

Dated:  April 19, 1999

                                             Respectfully submitted,

                                             HOLLAND & KNIGHT LLP
                                             ATTORNEYS FOR THE TRUSTEE
                                             Holland & Knight LLP
                                             701 Brickell Avenue
                                             Suite 3000
                                             Miami, Florida 33131
                                             Tel:  305-374-8500
                                             Fax:  305-789-7799

                                       By:   ___________________________
                                             Craig V. Rasile, Esq.
                                             Florida Bar Number 613691

MIA5-725466.2

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                                                       Case No. 97-20203-BKC-RBR
                                                            Jointly Administered

                             CERTIFICATE OF SERVICE

         I HEREBY CERTIFY that a true and correct copy of Trustee's Motion Seeking Entry Of An Order was served via U.S. Mail this 19th day of April, 1999, to all parties on the attached Service List.

                                                    ____________________________
                                                    Craig V. Rasile

                                       35